GLOBAL MED TECHNOLOGIES, INC.
                              EXHIBIT 11.2
               STATEMENT RE: COMPUTATION OF PER SHARE LOSS
            OVER THE PERIOD JANUARY 1, 1997 TO MARCH 31, 1997



                                                   Allocation
(Share amounts in thousands)                          Days    Calculation

Average shares outstanding                   3,993
Net effect of common stock, stock options
and warranty-based on the treasury stock
method using the initial public
offering price                                 391
                                             -----

Total shares to be used in computing
earnings per share prior to
February 11, 1997                            4,384 x   42    = 184,128

Total shares to be used in computing
earnings per share subsequent to
February 11, 1997                            7,761 x   49    = 380,311
                                             -----     --      -------
                                                       91    = 564,417

                    Divided by                                      91
                                                               -------
                    Total weighted average shares outstanding
                    January 1, 1997 through March 31, 1997       6,203
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